Exhibit 5

LUSE GORMAN POMERENK & SCHICK
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW

5335 Wisconsin Avenue, NW, Suite 780
Washington, D.C.  20015
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Telephone (202) 274-2000
Facsimile (202) 362-2902
www.luselaw.com

WRITER’S DIRECT DIAL NUMBER
(202) 274-2000

May 27, 2010

The Board of Directors
Kaiser Federal Financial Group, Inc.
1359 North Grand Avenue
Covina, California 91724

Re:	Kaiser Federal Financial Group, Inc.
Common Stock, Par Value $0.01 Per Share

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the “Offering”) of the shares of common stock, par value $0.01 per share (“Common Stock”) of Kaiser Federal Financial Group, Inc. (the “Company”).  We have reviewed the Company’s Articles of Incorporation, Registration Statement on Form S-1 (the “Form S-1”), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

We are of the opinion that upon the declaration of effectiveness of the Form S-1, the Common Stock, when sold, will be legally issued, fully paid and non-assessable.

We hereby consent to our firm being referenced under the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Form S-1.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick P.C.
Luse Gorman Pomerenk & Schick
A Professional Corporation